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                                                                   Exhibit 10.16
                   MINISTRY OF INDUSTRY, TRADE AND HANDICRAFTS

                    GENERAL MANAGEMENT INDUSTRIAL PRODUCTION

                        Law No. 46 of 17th February 1982
              "Special Rotating Fund for Technological Innovation"

                       GRANT DECREE No. 0213 of 6/09/1995


IN ACCORDANCE WITH art. 14, sub-section one of law No. 46 of 17th February 1982, that sets up, at the Ministry of Industry, Trade and Handicrafts the "Special Rotating Fund for Technological Innovation";

IN ACCORDANCE WITH law No. 910 of 22.12.1986, law No. 67 of 11.3.88, law No. 541 of 24.12.88, law No. 405 of 29.12.90, law No. 415 of 31.12.90, law No. 500 of
23.12.92 and law No. 538 of 24.12.93 that have resulted in the financial authorizations for the above-mentioned Fund in the last fiscal years;

HAVING TAKEN INTO ACCOUNT the sums that have already been paid into the Technological Innovation Fund as a result of the reimbursement of loans granted by the Fund set up by art. 14 of law 46/82 that contribute to establishing the endowment of the Fund itself;

IN ACCORDANCE with CIPI resolution dated 30.3.1982 and subsequent amendments and additions, concerning the conditions of admissibility to the operations of the Fund, indications of priority and the criteria for the preliminary procedures;

IN ACCORDANCE WITH its own decree on 20.10.1986, concerning the procedures relating to the granting of special facilities envisaged by law No. 46 of
17.2.1982 for technological innovation programs;

IN ACCORDANCE WITH, in particular, the CIPI resolution of 24th March 1988 No. 144, in amendment and addition to that of 30.3.1983 which allocates a percentage of 35% and 55% respectively to programs judged "INNOVATIVE" or "HIGHLY INNOVATIVE";

IN ACCORDANCE WITH subsections one and two of article 15 of law 17.2.1982 No. 46, as amended and inserted by art. 37 of law 317/91, as well as article 12 subsection 10 of law 1.3.86 No. 64 that establish the rates of interest to be applied to the special facilities granted by the Fund for the pre-amortization and amortization period;

HAVING TAKEN INTO ACCOUNT the agreements reached with the EEC, on the basis of which the maximum contribution of the Fund cannot, as a rule, exceed 55% of the allowed costs, 70% of the costs allowed for programs involving areas of the South, 80% of costs allowed for EUREKA programs as long as the Fund contribution does not exceed, in each case of application, the facility extent of 25% ESL compared to the actual cost of the program;

IN ACCORDANCE with the CIPI resolution CIPI of 30 NOVEMBER 1983, integrated by the subsequent resolution adopted on 12 March 1991, and by the resolution of 23/12/1992 concerning the definition of a "prospective financial compatibility index" that must satisfy the Enterprises requesting the special facilities of the Special Rotating Fund for Technological Innovation;

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IN ACCORDANCE WITH, in particular, art. 16, subsections two and three, of law
17.2.1982, No. 46 whose provision establishes that actions by the Fund are deliberated by the Ministry of Industry, Trade and Handicrafts, subject to the opinion of a Technical Committee and that the CIPI defines the extent, conditions and procedures of the action;

IN ACCORDANCE WITH art. 37 sub-section 1 letter b of law 5 October 1991 No. 317 that establishes that the provisions of subsections 2 and 3 of art. 16 law 46/82 will not be applied to innovation programs involving a maximum expenditure of 10 billion lire and that the special facilities are granted with Decree of the Ministry of Industry, Trade and Handicrafts subject to the opinion of the Technical Committee;

IN ACCORDANCE WITH the CIPI resolution of 23/12/1992 and in particular point 3 that defines the criteria for identifying the above-mentioned programs;

IN ACCORDANCE WITH art. 16 of legislative decree 3 February 1993 No. 29 concerning the "Rationalization of the organization of public administrations and review of the discipline concerning public employment, according to art. 2 of law 23 October 1992 No. 421";

IN ACCORDANCE WITH its own decree of 12/04/1995 with which - subject to the opinion of the Technical Committee - the program indicated below was accepted by the Fund;

HAVING ASCERTAINED that the program governed by this Decree will be carried out in the North and that the Enterprise falls within the category of small and medium-size Enterprises;

                                   ARTICLE ONE

The "Program of Technological Innovation" presented on 27/11/1991 by the Company VILLA SISTEMI MEDICALI S.p.A., with registered offices in Buccinasco (MI) Via delle Azalee, 3, Postal Code 20090, Fiscal Code 10022080153 hereafter called Enterprise is admitted to the action of the Fund.


The program concerning the "New low-invasion permanent nuclear magnetic resonance diagnostic system, with high performance in image treatment" with the admitted costs of Lire 5,806,839,000 (five billion eight hundred and six million, eight hundred and thirty-nine thousand) will be carried out during 54 (fifty-four) months starting from 01/10/1991 and ending on 31/03/1996.

The Fund contribution is equal to 35% of the above-mentioned cost and will be made in the form of:

a) a loan up to the maximum capital amount of Lire 2,032,393,000 (two billion thirty-two million three hundred and ninety-three thousand) equal to 35% of the cost documented by the Enterprise admitted to the special facilities, with a duration of 15 years, 10 of which of amortization at the annual rate of 6.6250% and 5 of utilization and pre-amortization at the annual rate of 1.9875%.

                                   ARTICLE TWO

The Enterprise is directly responsible for the program and for fulfillment of all the other commitments and responsibilities stipulated in this Decree and in the "Technical Specifications". Distribution of the special facilities is governed not only by the specific clauses under the following articles but also by the conditions of the "Technical Specification" that the Enterprise declares to be aware of and that are appended to this Decree, forming an integral and essential part of it, under letter "A".

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                                  ARTICLE THREE

The total amount of the disbursements made during the implementation period of the program, may not exceed 80% of the amount of the subsidized loan under article 1 above.

The remaining 20% will be disbursed after the Enterprise has presented documentation proving that the program has been completed.

The sums indicated in art. 1 above will be disbursed in a maximum of 6 installments, plus the last one in settlement, depending on the program progress reports.

On the basis of the reports and statements stipulated in articles 10 and 11 below, a loan will be disbursed amounting to 28% of the relative cost of each progress report admitted to the special facilities according to the criteria under letter a) of art. 1.

The last disbursement in settlement amounting to a maximum of 7% equal to Lire 406,478,000 (four hundred and six million four hundred and seventy-eight thousand) of the cost documented and admitted to the special facilities, will take place, in any case, after the Enterprise has fulfilled its commitment under sub-section two of this article and has signed the declaration of final obligation.

Pre-amortization interest at the annual rate of 1.9875% will be calculated from the date on which the Section of the State Treasury has paid the disbursed amount to the bank indicated by the Enterprise and on the amount of each individual utilization.

The Enterprise will reimburse all the quotas utilized in the form of financing in annual installments of equal amounts, including principal and interest, the first deadline of which falls six years from the date of signature of this Decree, as in the reimbursement plan appended under letter "B".

Interest relating to the pre-amortization period will be paid every year, with the first deadline falling twelve months from signature of this Decree.

Both interest on the pre-amortization and the reimbursement installments will be paid into the Income forecast status, Section XVIII - Chapter 4721 "Sums deriving from the reimbursement of loans granted by the Fund", under article 14 of Law 17.2.1982 No. 46, to be paid into the "Fund" itself.

In the event of a delay in payment or in reimbursement covered by the possibility of revocation of this Decree and early redemption, overdue interest at the official discount rate in force at the time plus six points, with an annual minimum of 25%, will come into force in full right in favor of the Ministry, on the respective sums.

Overdue interest will be applied without the need of any injunction or to establish arrears procedures, but only as a result of expiration of deadline.

Except for the provisions of the sub-sections above, the Enterprise Ministry will pay the above-mentioned loan quotas after it has received the above-mentioned accounting documentation under article 11, and the technical documentation under article 10. The Ministry will not pay the disbursement in settlement until the Enterprise has fulfilled the obligations under sub-section two of article 3.
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For each individual disbursement, the Enterprise must issue a special declaration of partial obligation in the forms established by the Ministry and must sign the declaration of final obligation for the disbursement in settlement.

If, in the opinion of the Ministry, the examination of the above-mentioned accounting documentation and the checks carried out under article 14, do not give a positive result, the Ministry will be entitled to suspend the disbursement totally or partially notifying the reasons for this action to the Enterprise, which must regularize its position within a maximum of 30 days from the date of the Ministry communication.

It is explicitly understood, however, that if, after the disbursements mentioned above have been made, the Ministry should discover that such disbursements were made, totally or partially, to cover costs that are incongruous, not pertinent or in any case not eligible for the loan, the Ministry will be entitled to enforce an adjustment on the quotas that may be outstanding, or if these should be insufficient or if the disbursements have been fully made, the Enterprise must return the surplus amount in one single installment plus interest paid at the official discount rate in force at the time plus six point with a minimum of 25%, starting from the crediting date within 15 days of the written request from the Ministry, by payment to Section XVIII - Chapter 4721 of the income forecast status mentioned above.

It is explicitly established that the disbursements of the loan are subject, as far as times are concerned, to the actual availability of the sums necessary.

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                                  ARTICLE FOUR

Within 60 days from the signing date of the Grant Decree, the Enterprise shall provide proof that, up until the tenth day following the above-mentioned signing date, it had full and unhindered enjoyment of its rights; that there were no application for or procedures of bankruptcy, composition with creditors, temporary receivership or extraordinary administration pending against it and that no resolution concerning its being put into liquidation existed.

It is explicitly agreed that, in the event of a breach of the obligation indicated above, the Ministry will be entitled to pronounce forfeiture of the granted benefits.

The Enterprise shall also provide any further technical, legal and administrative documentation that the Ministry may request.

                                  ARTICLE FIVE

The Enterprise shall carry out the program according to the procedures and terms indicated in the Decree and Technical Specifications.

The Enterprise must notify the Ministry of any changes to the program implementation procedures and terms, with respect to those referred to in the previous sub-section, within a tacit deadline of 30 days from the time the changes themselves are made.

The communication stating that changes have been made must be accompanied by a documented illustrative report so as to provide the Ministry with suitable evaluation elements.

If the Technical Committee envisaged in sub-section two of article 16 of law
17.2.1982 No. 46 should consider the changes relevant for the purposes of the validity and objectives of the program and of the commitments undertaken by the Enterprise with signature of this Decree, the same are deliberated with the same procedures and methods as stipulated in article 3 of the D.M. 20.10.1986.

The signatory Enterprise is directly responsible for carrying out the program and for fulfilling all the other commitments and responsibilities stipulated in the Decree and in the Technical Specifications, also for the program quotas carried out by the Enterprises indicated in the above-mentioned Technical Specifications.

The special facilities envisaged by the Grant Decree will not be granted for costs relating to the program quotas carried out by foreign residents.

                                   ARTICLE SIX

The loan disbursements under article 1 above will be paid via payment orders issued by the Ministry on the Provincial State Treasury Section of Rome. On the same date, the Ministry will send the Enterprise a payment notice informing that the relative amount of the disbursements in question has been made available, in its favor.

                                  ARTICLE SEVEN

Until the changes under article 5 above have been considered irrelevant or, contrarily, until they have been approved, the Ministry will suspend payment of the facilities.

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In the event of a delay in notifying the changes made, after hearing the opinion of the Committee under sub-section two of article 16 of law 17.2.1982 No. 46, the Ministry will be entitled to apply the reference rate instead of the agreed rate on the disbursements made and, for the duration of the delay, still holding good that provided in sub-sections three and four of article 5 and sub-section one of this article.

In the event of failure to notify the changes made, when the Ministry becomes aware of them, in addition to that provided in the previous sub-section, it may also repeal the measure granting the facilities with the consequences envisaged in the following sub-section.

In the event of failure to carry out the program, the Ministry will not start the disbursement in favor of the Enterprise of the remaining 20% under art. 3 above relating to the program phases already completed, and for which the stipulated facilities have already been partially disbursed. Within a deadline of 30 days, allocated by the Ministry, the Enterprise must indicate the reasons why the program was not completed. After carrying out the procedure under article 4 of D.M. 20.10.1986, the Ministry may repeal the measure granting the loan and the Enterprise will be obliged to return, in one single installment, the part of the remaining capital debt. The Ministry will have the option, as an alternative, of canceling 50% of the remaining credit.

                                  ARTICLE EIGHT

The Enterprise declares that the program in question will be carried out at the factories indicated in article 5 of the Technical Specifications and will be directed by the person indicated therein.

The Ministry must be notified of any changes, in a registered letter with return receipt, with a maximum period of 30 days from the time the change is made, with the explicit injunction that, in default of said notifications or if the Ministry does not agree with such changes, the Ministry will be entitled to repeal the grant decree.

The Enterprise shall ensure that the agreements and conditions of this Decree concerning the criteria for establishing the costs relating to the innovation program and the right of inspection under the enclosed "Technical
Specifications" are observed by any Enterprises requested to supply services within the sphere of the program under the same Decree.

                                  ARTICLE NINE

The Ministry may repeal this Decree even if only one of the following circumstances should occur:

a) failure to pay, totally or partially, even only one of the matured installments to reimburse the financed sum and/or interest;

b) failure to carry out the program following the procedures and within the deadlines stipulated by the Ministerial Decree granting the loan, except for what provided in article 7, sub-section IV above;

c) any change in the actual legal, administrative, technical and economic status that may have occurred at the beginning or at a later date, with respect to that resulting from the documentation produced and from the written communications issued to the Ministry.

d) failure to observe the obligations deriving from law 46/82 and subsequent provisions, from the rules concerning the application of the law itself and the hypotheses envisaged by this Decree.

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In the event of repeal, the Enterprise will not be entitled to further disbursements, if they are still outstanding, and will be obliged to pay not only an indemnity, from this time agreed at 2% of the remaining capital debt but also an amount equal, at the time of the repeal, to the current value of the total remaining debt utilizing the same rates applied for the Enterprise's payment plan.

                                   ARTICLE TEN

The Enterprise must present the Ministry with technical reports on the progress of the program drafted according to the layout under appendix 1.

The Enterprise must prepare and keep available for the Ministry documents describing the progress status of the program.

                                 ARTICLE ELEVEN

The Enterprise must present the Ministry with accounting statements, produced according to the layout under appendix 2, containing a statement - split up into the cost chapters agreed in detail between the parties and contained in the Technical Specification - of accrued personnel costs and expenses actually incurred for carrying out the program in question during the period to which the statement refers.

The Enterprise must set up a certified and stamped book on which the costs and expenses under the previous sub-section must be registered, according to the procedures that will be indicated by the Ministry; this book must be entitled "Costs relating to the technological innovation program" under Decree No. 0213 of 06/09/1995 to be enforced on the Special Rotating Fund for Technological Innovation under law 17.2.1982 No. 46.

The Enterprise must prepare and make available to the Ministry all the relative supporting documentation, required by law or by the accounting policy or by the specific agreements of the parties.

                                 ARTICLE TWELVE

The Enterprise must also present to the Ministry annual forecasts, relating to the implementation of the program, drafted and signed according to the layout under appendix 3. The first of the annual periods to which the individual reports must refer must start from the date on which this Decree is signed. These reports must be presented to the Ministry within 60 days from the start of each period.

                                ARTICLE THIRTEEN

Within 60 days from expiry of the end of the duration of the program as provided in art. 1 of the Grant Decree or of the conclusion, if this should occur at an earlier date, of the program in question, the Enterprise must present the Ministry with:

a - a technical report indicating all the activities carried out and the even partial results obtained, including an opinion about the results achieved, and to some extent, the aims of the program;

b - a summarized accounting statement - drafted according to the procedures stipulated in art. 11 of this Decree for partial statements envisaged therein - of all accrued personnel costs and all expenses actually incurred in carrying out the program and considered admissible according to the above-mentioned agreements.

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                                ARTICLE FOURTEEN

The Ministry may check the progress of the activities and their compliance with the program, and also the pertinence, actual amount and suitability of the costs and expenses incurred, according to the criteria and procedures that it will consider most appropriate, making use also of the figures contained in the reports under the previous articles and the inspections stipulated in the Technical Specification.

                                 ARTICLE FIFTEEN

For a period of ten years from the date of the Decree, the Enterprise pledges that it shall not release the results and know-how deriving from the facilitated innovation program, except upon payment.

The conditions of the cession must be notified to the Ministry of Industry, Trade and Handicrafts beforehand for the necessary evaluation of its suitability. The Enterprise pledges that it shall implement the results of the innovation program stipulated in this Decree industrially at places located within Italian territory.

Any exceptions to the provisions of the previous sub-section must be authorized before hand by the Ministry of Industry, Trade and Handicrafts.

                                 ARTICLE SIXTEEN

The Enterprise may totally or partially pay off the debt deriving from the loan granted with this document at an early date. The amount for which early reimbursement has been requested will be understood as matured and payable at the date established for the reimbursement itself.

The amount due for each maturity will be payable to the Ministry, for its actual value, on the date mentioned in the sub-section above. To this end, the same rates as those applied for the Enterprise's payments plan will be used.

In the event of partial reimbursement, all the payment will go towards reducing the reimbursement rates in reverse order to that of their maturity.

All the early payments made by the Enterprise will not in any case reinstate the availability of the loan existing before the payment.

                                ARTICLE SEVENTEEN

No dispute that may arise between the parties may suspend the Enterprise's obligation to pay that due for the loan service punctually at the respective maturity dates.

                                ARTICLE EIGHTEEN

The Enterprise confirms that any actions to recover credits will be promoted and carried out by the Ministry according to the forms and procedures stipulated for the recovery of State credits. The parties elect their domiciles as follows: the Ministry of Industry, Trade and Handicrafts in Rome and the Enterprise, at its registered offices indicated in art. 1 of the Decree.

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                                ARTICLE NINETEEN

All the obligations deriving from the Decree and the Technical Specification are understood as undertaken by the Enterprise jointly and indivisible for itself, its successors and assignees in any capacity.

                                 ARTICLE TWENTY

The Enterprise shall take part in any action, even if for modification purposes, considered useful or necessary by the Ministry for carrying out the established relationship.

                               ARTICLE TWENTY-ONE

All the costs, including Notary costs, associated to and resulting from this Decree and any fiscal charges are at the exclusive charge of the Enterprise.

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                               ARTICLE TWENTY-TWO

The cost for the intervention of the Fund in favor of the program governed by this Decree equal to a total of Lire 2,032,393,000 (two billion thirty-two million three hundred and ninety-three thousand) is charged to the available funds of the Special Rotating Fund for Technological Innovation.

Rome, 6/09/1995

                                             /s/ G. Ammassari
                                             THE GENERAL MANAGER
                                               (G. Ammassari)

The undersigned Ms. Mariacristina VILLA born in Milan on 26.11.1949 representing the company VILLA SISTEMI MEDICALI S.p.A., by virtue of the powers granted by the enclosed resolution of the Board of Directors dated 15.05.1995, signs this Decree in acceptance of the obligations and responsibilities indicated in the same Decree and in the appendix "Technical Specifications".

Rome, 6/09/1995

                                             /s/ Mariacristina Villa
                                             VILLA SISTEMI MEDICALI SpA